EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 1998 on our audit of the consolidated financial statements and financial statement schedule of Tower Realty Trust, Inc. (the "Company") as of December 31, 1997 and for the period from March 27, 1997 (date of inception) to December 31, 1997 and the combined financial statements of Tower Predecessor for the period from January 1, 1997 through October 15, 1997 and as of December 31, 1996 and for the years ended December 31, 1996 and 1995, which report is included in the Annual Report on Form 10-K of the Company, filed on March 31, 1998.



                                                    /s/ Coopers & Lybrand L.L.P.

New York, New York
April 17, 1998
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